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                                                                Exhibit 99(d)

                                                                      EXHIBIT E

                                 PROMISSORY NOTE

1. The undersigned company, Fund American Reinsurance Company Ltd., a stock insurance company organised under the laws of Bermuda (the "Borrower") hereby undertakes to pay to Folksam International Insurance Company Ltd. (publ) (Reg.No. 502006-1650), a stock insurance company organised under the laws of Sweden (the "Lender") an amount in principal of:

         SEK 35,000,000 (THIRTY-FIVE MILLION SWEDISH KRONOR) (THE "PRINCIPAL")

2. The Principal and interest will fall due in its entirety, without any demand being made, (unless and to the extent not discharged prior thereto at the Borrower's sole option through the set-off as a result of the indemnity obligations of the Lender as provided in the Asset Purchase Agreement entered into between the Lender and the Borrower) on the fifth anniversary hereof. Payment shall be made by the Borrower to an account designated by the Lender.

3. This Promissory Note shall carry interest at an annual rate of four (4) per cent. Accrued interest shall be paid on the due date of the Principal or when the Principal is otherwise discharged.

4. This Promissory Note shall be governed by, and construed in accordance with the laws of Sweden, other than any conflict of law rules, which might result in the application of the laws of any other jurisdiction.

5. Any dispute, controversy or claim arising out of or in connection with this Promissory Note, or the breach, termination or invalidity thereof, shall be settled by arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce.

   The place of arbitration shall be Stockholm, Sweden.

   The language to be used in the arbitral proceedings shall be English.

   The arbitral proceedings under this Promissory Note shall be joined with any arbitral proceedings between the parties in relation to any of the other agreements, entered into between the parties, i.e. the Asset Purchase Agreement, the Transfer and Assumption Agreement and the Administrative Services Agreement.

   The parties undertake and agree that all arbitral proceedings conducted by reference to this Section 5 will be kept strictly confidential, and all information disclosed in the course of such arbitral proceedings will be used solely for the purpose of these proceedings.

   In the event the Borrower's payment obligations are not discharged, the Lender may, however,

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   take any and all court actions of enforcement as the Lender may deem necessary or appropriate to enforce its rights hereunder, however, only provided that such payment obligations have not been contested by the Borrower.

Signed in Hamilton, Bermuda this 18th day of December 2001

Fund American Reinsurance Company, Ltd.

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By:    Dennis Beaulieu
Title: Secretary
Duly authorized signatory

Attest:
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